Exhibit 99.1

For Immediate Release

For More Information Contact:
William Warren
703-480-5672
warren.william@orbimage.com

ORBIMAGE REPORTS FOURTH QUARTER AND YEAR-END 2004
FINANCIAL RESULTS

(Dulles, VA, April 4, 2005) ORBIMAGE Inc. (Pink Sheets: ORBM) announced its financial results for the fourth quarter of 2004 and for the year ended December 31, 2004.

Total revenues for the fourth quarter of 2004 were $10.4 million versus fourth quarter 2003 revenues of $5.1 million. Net loss for the fourth quarter of 2004 was $5.8 million versus net earnings of $94.7 million in the same period a year ago. Total revenues for the year ended December 31, 2004 were $31.0 million versus $9.2 million in 2003. Net loss for 2004 was $24.7 million versus net earnings of $84.3 million in 2003. Total revenues in the 2004 periods reflect the commencement of OrbView-3 operations, while net loss in the 2004 periods reflect an increase in operating costs (including depreciation) resulting from the OrbView-3 satellite and from interest expense on the Company’s Senior Notes and Senior Subordinated Notes issued on December 31, 2003. Net earnings in the 2003 periods include a gain of $116.1 million which resulted from the discharge of pre-Chapter 11 indebtedness.

“2004 was an extraordinary year for the Company,” said ORBIMAGE’s President and Chief Executive Officer Matthew O’Connell. “Since the beginning of the year, we emerged from Chapter 11; commenced full OrbView-3 operations; signed the ClearView contract with the National Geospatial-Intelligence Agency (NGA), our largest customer; won the NGA NextView Second Vendor Program satellite procurement; and, during 2004 and 1st quarter 2005 raised over $100 million in additional equity to support our operations and the NextView satellite program We’ve achieved our goal of establishing ourselves as an industry leader for providing imagery products and services in the U.S. and abroad. Our continuing focus is on delivering the highest quality imagery products to our customers and expanding our U.S. and international sales penetration. We have also made a number of important additions to our senior management team in order to support the expansion of our operations.”

On December 31, 2003 (the “Effective Date”), Orbital Imaging Corporation (the “Predecessor Company”) emerged from reorganization proceedings under Chapter 11 of the Federal bankruptcy laws pursuant to the terms of the Plan of Reorganization. Upon reorganization, the Orbital Imaging Corporation changed its name to ORBIMAGE Inc. (the “Successor Company”). As a result of applying Fresh-Start accounting, the reported historical financial statements of the Predecessor Company for periods ended prior to December 31, 2003 generally are not comparable to those of ORBIMAGE Inc. Therefore, comparisons of earnings per share data are not included herein. As referenced within this news release, results of operations for the quarter and year ended December 31, 2003 refer to the Predecessor Company.

Operating Results

The following table presents ORBIMAGE’s summary reported results for the fourth quarter and annual periods (in thousands, except share and per share data):

	Successor	Predecessor	Successor	Predecessor
	Company	Company	Company	Company
	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
Revenues	$10,370	$5,093	$31,020	$9,219

Loss from operations	(3,006)	(19,812)	(14,480)	(24,427)

Reorganization items, net	—	115,136	—	110,019

Net earnings (loss)	(5,782)	94,669	(24,739)	84,289

Diluted earnings (loss) per common share	$(0.74)	$1.95	$(3.80)	$1.73

Revenues for the three months ended December 31, 2004 were $10.4 million, a significant increase compared to $5.1 million in the same period in 2003. Revenues for the year ended December 31, 2004 were $31.0 million compared to $9.2 million in the same period in 2003. The increase in 2004 revenues was primarily due to the commencement of OrbView-3 operations for the U.S. Government and our major international customers. Revenues generated from OrbView-3 products and services were approximately $8.7 million and $23.2 million for the quarter and year ended December 31, 2004, respectively. Total backlog was $462.1 million at December 31, 2004. This amount includes funded backlog (unfilled firm orders for which funding has been both authorized and appropriated by the customer) of $36.7 million and excludes unexercised options or task orders to be issued under indefinite delivery/indefinite quantity (“IDIQ”) type contracts.

Loss from operations was $3.0 million for the fourth quarter of 2004 versus $19.8 million for the fourth quarter of 2003. Loss from operations in the fourth quarter of 2003 included a $18.2 million loss from the sale of the Predecessor Company’s RadarSat-2 satellite territorial license. In 2004, ORBIMAGE commenced recording depreciation expense on the OrbView-3 satellite and related ground station assets. Loss from operations includes depreciation expense of $6.5 million and $0.9 million for the fourth quarter of 2004 and 2003, respectively. Additionally, loss from operations in the fourth quarter of 2004 includes $1.5 million of amortization of deferred compensation associated with stock awards granted to employees. Loss from operations was $14.5 million for 2004 and $24.4 million for 2003. Loss from operations includes depreciation expense of $22.6 million and $3.4 million in 2004 and 2003, respectively. Loss from operations in 2004 also includes $3.5 million of amortization of deferred compensation associated with stock awards granted to employees. The remaining variance for both 2004 periods compared to 2003 results principally from the commencement of OrbView-3 revenue activities.

Net loss for the fourth quarter of 2004 was $5.8 million versus a net gain of $94.7 million in the comparable 2003 period. Net loss for the year ended December 31, 2004 was $24.7 million versus net income of $84.3 million in the same period a year ago. Net income in the 2003 periods includes a gain of $104.8 million that was recorded on the discharge of the Predecessor Company’s old Senior Notes. ORBIMAGE recorded net interest expense of approximately $2.8 million during the fourth quarter of 2004 and $10.3 million for the year on long-term debt incurred as part of the Chapter 11 restructuring. Net loss for both the quarter and year ended December 31, 2003 includes net interest expense of $0.7 million and $1.3 million on debt incurred in June 2003 to purchase insurance coverage for the combined risk of launch, satellite checkout and on-orbit satellite operations with respect to OrbView-3. This debt was converted to New Senior Notes on the effective date of the emergence from Chapter 11. The Predecessor Company previously had recognized no interest expense on its old Senior Notes because it was operating under bankruptcy protection.

Cash Flow and Leverage

As of December 31, 2004, ORBIMAGE had approximately $60.6 million of cash, cash equivalents and available-for-sale securities. Net cash provided by operating activities for 2004 was $27.5 million. Much of this cash was generated by payments received by NGA in the fourth quarter of 2004 to help fund the NextView program. Net cash used for investing activities in 2004 was $3.5 million, most of which represents internal salary and related costs as well as external costs associated with the in-orbit check-out of OrbView-3 and related systems. Net cash provided by financing activities in 2004 was $22.2 million. In conjunction with the NextView program, ORBIMAGE completed a private placement in which the Company issued investment units composed on 3.25 million shares of common stock and warrants to purchase 4.25 million shares of common stock for a purchase price of $10 per share. At the closing of the private placement, ORBIMAGE received $32.5 million in gross proceeds. Additionally, ORBIMAGE incurred approximately $10.2 million of investment management fees and other professional costs associated with debt offerings that will be executed in 2005 associated with the NextView program.

ORBIMAGE will be required to make significant capital expenditures to develop, manufacture and launch the OrbView-5 satellite. The Company estimates that its total project cost (including financing and launch insurance costs) to bring the OrbView-5 satellite into service in the second quarter of 2007 will be approximately $502 million. In order to perform its obligations under the NextView contract, ORBIMAGE will fund its cost contribution for the project through a combination of an equity offering of $65 million as described below, an issuance of $155 million of senior subordinated indebtedness, and $45 million in cash flow from existing operations. NGA’s contract will also provide revenue commitments to commence following OrbView-5’s in-service date.

ORBIMAGE has received commitments from investors (the “Backstop Investors”) to purchase 6.5 million units at $10 per unit. Each unit consists of one share of common stock and one warrant with an exercise price of $10 per share and a 5-year maturity. The Company called $32.5 million of this commitment during the fourth quarter 2004 by privately issuing to these investors 3.25 million units on November 16, 2004, together with 1.0 million warrants on the same terms. To raise the remaining $32.5 million of the equity portion of financing to cover its cost share of the NextView project, the Company conducted a rights offering in March 2005 permitting its shareholders to purchase an additional 3.25 million units on the same terms. The rights offering closed on March 14, 2005 and was oversubscribed. On March 26, the Company received $32.6 million in gross proceeds.

ORBIMAGE has received commitments from investors to fund the $155 million in aggregate principal amount of additional senior subordinated indebtedness. The additional senior subordinated indebtedness would rank pari passu with the Company’s existing Senior Subordinated Notes due 2008 (the “Senior Sub Notes”) and would not have any scheduled amortization or a maturity date prior to the scheduled maturity of the Senior Sub Notes. The parties who committed to the additional senior subordinated indebtedness received a commitment fee equal to $1.6 million in cash for the total aggregate principal to which their commitments relate plus a pro rata share of 155,000 shares. The parties also received an additional $0.8 million in cash in January 2005 since the commitments were not refinanced by three months from contract execution.

At September 30, 2004 the Company had received consents from the holders of its Senior Sub Notes and the holders of its Senior Notes due 2008 that permit the Company to use up to $45 million of its cash flow from existing operations toward project costs for the OrbView-5 Satellite. The consenting holders who held notes on the record date of July 29, 2004 received a consent fee in additional notes equal to 200 basis points on the principal amount of the notes to which the holders’ consents relate.

On March 31, 2005, we repaid our Senior Notes due 2008 out of existing cash received pursuant to the exercise of warrants by certain investors during the first quarter of 2005. In the second quarter of 2005, we intend to undertake a holding company reorganization, which will result in a holding company being created that will hold all of the capital stock of the Company, and will itself be held by the shareholders of the Company immediately prior to consummation of the reorganization. We plan for the new holding company to raise approximately $240 million through an offering of new senior notes of the holding company in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, and we have engaged a placement agent to assist us in the placement of these notes. The new senior notes would not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act. We expect that the holding company would contribute the proceeds of this offering to the Company as a capital contribution, which would constitute “unrestricted cash,” a portion of which we would be obligated to use to repay our Senior Subordinated Notes due 2008 together with interest thereon to June 30, 2005, under the mandatory redemption provisions of the Senior Subordinated Notes. Upon repayment of our Senior Subordinated Notes, we would provide a guarantee of the new senior notes issued by the new holding company. We expect to use the remainder of the cash that is contributed by the new holding company to replace the $155 million of debt commitments that were previously released, with the remaining proceeds to be used for general working capital purposes.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

This release contains forward-looking statements within the meaning of section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements involve known and unknown risks and uncertainties. ORBIMAGE’s actual financial results could differ materially from those anticipated due to the company’s dependence on conditions in the remote sensing industry, the level of new commercial imagery orders, production rates for advanced image processing, the level of defense spending, competitive pricing pressures, start-up costs and possible overruns on new contracts, and technology and product development risks and uncertainties.

ORBIMAGE Inc.
STATEMENTS OF OPERATIONS
(In thousands, except share data)

	Successor Company		Predecessor Company
	Quarter Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
Revenues	$10,370	$5,093	$31,020	$9,219

Direct expenses	8,757	5,280	33,754	10,697

Gross (loss) profit	1,613	(187)	(2,734)	(1,478)

Selling, general and administrative expenses	4,619	1,420	11,746	4,744
Asset losses and impairment charges	—	18,205	—	18,205

Loss from operations	(3,006)	(19,812)	(14,480)	(24,427)

Interest expense, net	2,776	655	10,259	1,303

Loss before reorganization items and provision (benefit) for income taxes	(5,782)	(20,467)	(24,739)	(25,730)

Reorganization items:
Gain on debt discharge	—	(116,056)	—	(116,056)
Professional fees	—	935	—	6,067
Interest earned on accumulated cash and cash equivalents during Chapter 11 proceedings	—	(15)	—	(30)

Earnings (loss) before provision (benefit) for income taxes	(5,782)	94,669	(24,739)	84,289

Provision (benefit) for income taxes	—	—	—	—

Net earnings (loss)	$(5,782)	$94,669	$(24,739)	$84,289

Earnings (loss) per common share — basic	$(0.74)	$3.85	$(3.80)	$3.34
Earnings (loss) per common share — diluted	$(0.74)	$1.95	$(3.80)	$1.73

ORBIMAGE Inc.
BALANCE SHEETS
(In thousands, except share data)

	December 31,	December 31,
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$60,565	$14,405
Receivables net of allowances of $126 and $0, respectively	12,148	756
Other current assets	2,612	1,143

Total current assets	75,325	16,304

Property, plant and equipment, less accumulated depreciation of $3,751 and $0, respectively	18,263	17,714
Satellites and related rights, less accumulated depreciation and amortization of $18,142 and $0, respectively	116,640	89,370
Goodwill	28,490	28,490
Other assets	10,428	1,441

Total assets	$249,146	$153,319

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	$3,970	$4,743
Amounts payable to subcontractors	47,545	—
Deferred revenue	2,234	651

Total current liabilities	53,749	5,394

Long-term debt	85,018	73,115
Deferred revenue, net of current portion	24,491	—

Total liabilities	163,258	78,509

Stockholders’ equity:
Common stock, par value $0.01; 25,000,000 shares authorized, 9,917,078 shares issued and outstanding and 6,332,993 shares issued and outstanding at December 31, 2004 and 2003, respectively	99	63
Additional paid-in-capital	112,373	78,149
Unearned compensation	(1,845)	(3,402)
Accumulated deficit	(24,739)	—

Total stockholders’ equity	85,888	74,810

Total liabilities and stockholders’ equity	$249,146	$153,319

ORBIMAGE Inc.
STATEMENTS OF CASH FLOWS
(In thousands)

	Successor	Predecessor
	Company	Company
	Year Ended	Year Ended
	December 31,	December 31,
	2004	2003
Cash flows from operating activities:
Net earnings (loss)	$(24,739)	$84,289
Adjustments to reconcile net earnings (loss) to net cash provided by (used) in operating activities:
Depreciation, amortization and other	22,575	3,356
Interest expense paid in kind	11,903	1,403
Stock compensation	3,452	—
Gain on debt extinguishment	—	(116,056)
Asset losses and impairment charges	—	18,205
Changes in assets and liabilities:
(Increase) decrease in receivables and other current assets	(11,993)	5,416
Decrease in other assets	1,000	—
Decrease in accounts payable and accrued expenses	(773)	(181)
Increase (decrease) in deferred revenue	26,075	581

Net cash provided by (used) in operating activities	27,500	(2,987)

Cash flows from investing activities:
Capital expenditures	(3,530)	(21,402)
Proceeds from sale of satellite license	—	10,000
Proceeds from launch delay penalties	—	2,284

Net cash used in investing activities	(3,530)	(9,118)

Cash flows from financing activities:
Prepaid financing costs	(10,174)	—
Issuance of common stock	32,364	—
Proceeds from insurance loan	—	17,717
Proceeds from Orbital Sciences note	—	2,500

Net cash provided by financing activities	22,190	20,217

Net increase (decrease) in cash and cash equivalents	46,160	8,112

Cash and cash equivalents, beginning of year	14,405	6,293

Cash and cash equivalents, end of year	$60,565	$14,405

Supplemental cash flow information:
Interest paid	$—	$—

Non-cash items:
Capital expenditures	$(47,545)	$—
Amounts payable to subcontractors	47,545	—

About ORBIMAGE:

ORBIMAGE is a leading global provider of Earth imagery products and services, with digital remote sensing satellites and an integrated worldwide image receiving, processing and distribution network. In addition to the high-resolution OrbView-3 satellite, ORBIMAGE operates the OrbView-2 ocean and land multispectral imaging satellite and the SeaStar Fisheries Information Service, which provides maps derived from essential oceanographic information to aid in commercial fishing. ORBIMAGE also produces value-added imagery products and advanced photogrammetric engineering services at its St. Louis facility. The company distributes its products directly to the U.S. government for national security and related mapping applications. Commercial sales are handled through a worldwide network of value-added resellers, regional distributors, sales agents, and select strategic partners. The company is currently building a next-generation satellite, OrbView-5, which it plans to have in operation early in 2007.

To find more information about ORBIMAGE, please see our web site at http://www.orbimage.com.

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